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                                                                     Exhibit 2.2

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

         This Amended and Asset Purchase Agreement (this "Agreement"), dated as of April 18, 2002, is by and between Aerovox Incorporated, a Delaware corporation, as debtor-in-possession (the "Seller") and Parallax Power Components, LLC, a Delaware limited liability company (the "Buyer").


                              W I T N E S S E T H:

         WHEREAS, the Seller is operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code, as amended, in Case No. 01-14680 - JNF (the "Bankruptcy Case") pending in the United States Bankruptcy Court for the District of Massachusetts (the "Bankruptcy Court");

         WHEREAS, the Seller is engaged in the development, manufacture, sale and distribution of film capacitors and electromagnetic interference filters and related products (the "Business") ; and

         WHEREAS, Seller desires to sell, and the Buyer desires to purchase, the Acquired Assets (as defined below), subject to the terms and conditions of this Agreement; and

         WHEREAS, the Acquired Assets will be sold pursuant to the terms of an order of the Bankruptcy Court approving and authorizing such sale under Section 363 of the Bankruptcy Code pursuant to the Sale Approval Order (as defined below);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.   (a)   Certain Defined Terms.  As used in this Agreement, the
following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

              "Aerovox Mexico" has the meaning set forth in Section 2.2(a).

              "Acquired Assets" has the meaning set forth in Section 2.1.

              "Affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act by the Securities and Exchange Commission as in effect on the date hereof.

              "Allocation Statement" has the meaning set forth in Section 2.8.

              "APA Document Approval Date" has the meaning set forth in Section 6.18.

              "Assignment and Assumption Agreement" means one or more assignment and assumption agreements entered into on the date hereof between Seller and Buyer in substantially the form attached hereto as Schedule 1.1(a).

              "Assumed Contracts" has the meaning set forth in Section 2.1(d).

              "Auction" means the auction scheduled to occur for the sale of the Acquired Assets, pursuant to the Bidding Procedures Order.

              "Bankruptcy Case" has the meaning set forth in the recitals hereto.

              "Bankruptcy Code" means 11 U.S.C.ss.101 et seq, as amended.

              "Bankruptcy Court" has the meaning set forth in the recitals hereto.

              "BHC Aerovox" has the meaning set forth in Section 2.2(a).

              "Bidding Procedures" has the meaning set forth in Section 9.1(a).

              "Bidding Procedures Order" has the meaning set forth in Section 6.10(a)(i).

              "Bill of Sale" means such document in substantially the form attached hereto as Schedule 1.1(b).

              "Business" has the meaning set forth in the recitals hereto.

              "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

              "Business Employee" means any individual who on the Closing Date, is actively employed by Seller exclusively as an employee of the Business at the New Bedford Facility only (but not including any other employees or former employees of Seller and/or its Affiliates, whether or not relating to the Business), including any employee who is on approved leave of absence as of the Closing Date (all such employees on approved leave of absence shall be deemed to be "Business Employees" as of the date they return to active employment in the Business), but shall exclude: (i) any other inactive or former employee including any individual who is on unauthorized leave of absence or who has terminated his or her employment or retired before the Closing Date; and (ii) any employee set forth in Schedule 6.8(a) annexed hereto .

              "Buyer" has the meaning set forth in the preamble hereto.

              "Closing" has the meaning set forth in Section 3.1.

              "Closing Date" has the meaning set forth in Section 3.1.

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              "Competing Bid" has the meaning set forth in Section 9.1(a)(i).

              "Deposit" has the meaning set forth in Section 2.5(a).

              "Employee Benefit Plan" means any employment, collective bargaining agreement, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment (including any multi-employer plan) providing for pension, supplemental pension, fringe benefits, vacation benefits, retirement benefits, life, health, sickness, disability or accident benefits or other welfare benefits or for deferred compensation, profit-sharing, bonuses, stock options, restricted stock, stock appreciation rights, stock purchase, severance or separation, deferred compensation, supplemental executive compensation, other forms of incentive compensation or other employee benefit plan, agreement, policy or arrangement, whether written or oral, maintained or contributed to by Seller and/or Affiliates in respect of any Business Employee (but not including any plans or arrangements providing benefits to any employee and/or former employee of Seller and/or its Affiliates who is not a Business Employee) or under which Seller and/or Affiliates have any liability including without limitation, any such plans that are: (i) "employee benefit plans" as such term is defined under Section 3(3) of ERISA; (ii) "employee pension benefit plans" as such term is defined under Section 3(2) of ERISA; and (iii) "employee welfare benefit plans" as such term is defined under Section 3(1) of ERISA.

              "Encumbrance" means any mortgage, pledge, lien, claim, cause of action, charge, security interest, conditional sales agreement, Tax, and monetary encumbrance (statutory or otherwise) and charge of any kind or nature.

              "ERISA" means the Employment Retirement Income Security Act of 1974, as amended from time to time.

              "Escrow Agent" has the meaning set forth in Section 2.5(b).

              "Escrow Agreement" has the meaning set forth in Section 2.5(b).

              "Estimated Closing Inventory Value" has the meaning set forth in
Section 2.6(b).

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

              "Excluded Assets" has the meaning set forth in Section 2.2.

              "Excluded Belleville Avenue Property" has the meaning set forth in
Section 2.2(b).

              "Excluded Liabilities" has the meaning set forth in Section 2.4.

              "Filed Plan" has the meaning set forth in Section 9.1(a).

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              "Final Closing Statement" has the meaning set forth in Section
2.7(a).

              "Final Inventory Value" has the meaning set forth in Section
2.7(a).

              "Final Purchase Price" has the meaning set forth in Section
2.7(b).

              "GAAP" means generally accepted accounting principles in the United States of America.

              "Governmental Authority" means any nation or government, any state or other political subdivision thereof, including any regulatory authority, department, agency or body, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

              "Information Technology Access Agreement" means the agreement attached as Schedule 1.1(c).

              "Initial Closing Statement" has the meaning set forth in Section 2.6(b).

              "Initial Inventory Value" means the aggregate book value of the Inventory as of February 23, 2002, as set forth on Schedule 2.6.

              "Initial Purchase Price Adjustment" has the meaning set forth in
Section 2.6(c).

              "Intellectual Property" has the meaning set forth in Section
2.6(c).

              "Inventory" has the meaning set forth in Section 2.1(b).

              "Juarez Equipment" has the meaning set forth in Section 6.7

              "Juarez Inventory" has the meaning set forth in Section 6.7.

              "Loeb" has the meaning set forth in Section 4.8.

              "Lease Consents" has the meaning set forth in Section 6.6.

              "Motion" has the meaning set forth in Section 6.10(a).

              "New Bedford Facility" means the Seller's facility located at 167 John Vertente Boulevard, New Bedford, MA 02745.

              "New Bedford Facility Property" means the real property, land, building and improvements at the New Bedford Facility.

              "New Bedford Facility Sublease" has the meaning set forth in
Section 6.6.

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              "New Bedford Master Lease" means the Agreement of Lease, dated as of December 22, 1999, between the City of New Bedford, as Lessor, and the New Bedford Redevelopment Authority, as Lessee, in respect of the New Bedford Facility Property.

              "New Bedford NBRA Sublease" means the Agreement of Sublease, dated as of January 4, 2000, between the New Bedford Redevelopment Authority, as Sub-Lessor, and Seller, as Sub-Lessee, in respect of the New Bedford Facility Property.

              "NGM" has the meaning set forth in Section 6.3.

              "Non-Competition Agreement" has the meaning set forth in Section 6.3.

              "Ordinary Course" means the ordinary course of the Business in the same manner as now conducted and consistent with past custom and practice since commencement of the Bankruptcy Case

              "Permits" has the meaning set forth in Section 4.13.

              "Person" means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, syndicate, group, joint venture, Governmental Authority or other entity of whatever nature.

              "Post Closing Employee" has the meaning set forth in Section
6.8(a).

              "Pre-Closing Period" has the meaning set forth in 6.1(a).

              "Purchase Price" has the meaning set forth in Section 2.5(a).

              "Realty Fixtures" means all items attached to or incorporated into real property as provided under Massachusetts Law; provided, however, such term shall not include any machinery or equipment included as part of the Acquired Assets and listed on Schedule 2.1(a).

              "Requirement of Law" means, as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organization or governing documents of such Person, and any foreign or domestic law, statute, treaty, rule, regulation, ordinance, judgment, order, decree, consent decree or similar instrument or determination or award of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

              "Sale Approval Order" has the meaning set forth in Section 6.10(a)(ii).

              "Sanchez" has the meaning set forth in Section 6.3.

              "Seller" has the meaning set forth in the preamble hereto.

              "Seller's Knowledge" means the knowledge, after reasonable inquiry, of Robert Elliott, President and F. Randal Hunt, Chief Financial Officer of Seller.

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              "Tax" or "Taxes" means with respect to any Person (a) all federal, state, local, foreign or other taxes, including, without limitation, net income, gross income, unitary, gross receipts, sales, use, intangible, ad valorem, franchise, profits, license, withholding, payroll, social security, employment, excise, severance, stamp, transfer, gains, occupation, premium, property, recording, documentary, value added, environmental or windfall profit tax, custom, duty or other tax, governmental fee (similar to a tax) or other like assessment or charge of any kind whatsoever, whether computed on a separate or consolidated, or unitary or combined basis or in any other manner, together with any interest or penalty or additional tax imposed by any jurisdiction or any federal, state, local or foreign taxing authority or any other Governmental Authority on such Person, and (b) any transferee or secondary liability of such Person for a Tax and any Tax liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.

              "Tax Code" means the Internal Revenue Code of 1986, as amended from time to time.

              "Tax Returns" means all returns or reports or forms required to be filed with any taxing authority or other Governmental Authority with respect to Taxes.

              "Temporary License" has the meaning set forth in Section 6.9.

              "Temporary License Period" has the meaning set forth in Section
6.9.

              "Termination Fee" has the meaning set forth in Section 9.1(b).

              "WARN Act" means the Worker Adjustment and Retraining Act of 1988, as amended from time to time.

         (b)  Other Definitional Provisions.

              (i)   Terms defined in this Agreement in sections other than
Section 1.1(a) shall have the meanings as so defined when used in this Agreement.

              (ii) Unless express reference is made to Business Days, references to days shall be to calendar days.


                                   ARTICLE II

             PURCHASE AND SALE OF ASSETS BY THE BUYER, ASSUMPTION OF
                         LIABILITIES AND PURCHASE PRICE

         2.1 Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions and provisions contained herein, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of any and all Encumbrances of any kind or nature whatsoever, all right, title and interest of the Seller in and to the following properties and assets owned by the Seller (but not its subsidiaries) and used in, relating to the Business, whether tangible or intangible, whether real, personal or mixed, whether owned or leased, and wherever located (collectively, the "Acquired Assets"):

         (a) all tangible personal property used in connection with the Business, including, without limitation, fixtures, furnishings, furniture, office equipment and supplies, computer and telecommunication equipment, vehicles, rolling stock, tools, tooling and dies, machinery and equipment, including those set forth in Schedule 2.1(a);

         (b) all inventories of the Business, including without limitation, raw materials, work-in-process, finished goods, packaging materials, spare parts and supplies ("Inventory");

         (c) all intangible properties and rights used in connection with the Business, including, without limitation, those intangible properties and rights set forth on Schedule 2.1(c), including all United States and foreign patents and patent applications, trade names (including without limitation, the exclusive right to use the names "Aerovox," "Aeromet", "Supermet" and "Blue Mike" and all simulations and variations thereof (except "CGE Aerovox"), subject only to the Seller's right to grant the Temporary License to certain third party purchasers of other assets of the Seller and/or its Affiliates pursuant to
Section 6.9 hereof) trademark and service mark registrations and applications, common law trademarks and copyright registrations, and all other intellectual property and rights, proprietary information, know-how, trade secrets, inventions, processes, formulas, specifications, technical data, engineering and production designs, mask work, computer discs and tapes, spreadsheets, plans, diagrams and schematics, and any unregistered intellectual property used in connection with the Business, and Seller's proprietary computer programs and other software and firmware, including Seller's data bases, websites, accounting and reporting formats, systems and procedures used in connection with the Business, together with the licenses with respect thereto and all common law rights and goodwill appurtenant thereto (the "Intellectual Property");

         (d) all rights under any of any contracts, agreements, leases and licenses to which the Seller is a party that relate to the Business and constitute the Assumed Contracts as set forth in Schedule 2.3 hereto;

         (e) all business licenses and permits of the Seller (including any certifications or approvals of Underwriters Laboratories or other substantially similar organization in the United States, Canada, Mexico or any other applicable jurisdiction) used in connection with the Business, including, without limitation, those licenses and permits listed on Schedule 2.1(e);

         (f) all books, records, files and papers, whether in hard copy or computer format, including, without limitation, plans and specifications, surveys, customer lists, credit information, supplier lists, purchase and sale orders, cost and pricing information, employment and personnel records and files, sales and promotional materials and other operating data and information, wherever located, relating to the Acquired Assets and the Business;

         (g) all claims and rights of the Seller against third parties under contracts, warranties and guaranties received from vendors, suppliers or manufacturers in respect of the Business and/or Acquired Assets; and

         (h) all goodwill appurtenant to the foregoing Acquired Assets, and the right to represent to third parties that Buyer is the successor to the Business, excluding, however, the Excluded Assets set forth in Section 2.2 hereof and the Excluded Liabilities.

         2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Acquired Assets shall not include any assets of the Seller other than those specified in Section 2.1 hereof, whether tangible or intangible, and shall not include any of the following assets and properties of the Seller, which shall be retained by the Seller following the Closing (the "Excluded Assets"):

         (a) the assets owned by, and the issued and outstanding capital stock of, all subsidiaries of the Seller, including but not limited to, Aerovox de Mexico, S.A. de C.V., a subsidiary of the Seller organized under the laws of Mexico ("Aerovox Mexico") and BHC Aerovox Ltd., a wholly owned subsidiary of the Seller organized under the laws of the United Kingdom ("BHC Aerovox");

         (b) all real property, land, buildings, Realty Fixtures, improvements, leasehold interests owned, leased, operated and, or used by Seller and/or its subsidiaries and Affiliates, including without limitation, the facilities located at 167 John Vertente Boulevard, New Bedford, Massachusetts, (but such reservation as an Excluded Asset hereunder shall not in any manner whatsoever impair Buyer's rights as Tenant under the New Bedford Facility Sublease); and in Huntsville Alabama; Juarez, Mexico; Mexico City, Mexico; Weymouth, United Kingdom, and the Seller's prior facility located at 740 Belleville Avenue, New Bedford, Massachusetts, at which the Seller has ceased business operations (the "Excluded Belleville Avenue Property ");

         (c) all assets owned by Seller which are at its facility located in Mexico City, Mexico (provided, however, that, during the Pre-Closing Period, such assets will be sold, transferred or relocated from , or acquired or moved to, such Mexico City, Mexico facility only in the Ordinary Course pursuant to
Section 6.1 hereof);

         (d) all assets owned by Seller which are not used in connection with the Business;

         (e) all accounts or notes receivable, cash and cash equivalents and prepaid expenses;

         (f) all intercompany accounts receivable or notes receivable, which obligations shall be deemed cancelled as of the Closing Date;

         (g) all contracts, agreements, leases or licenses of the Seller relating to the Business which do not constitute Assumed Contracts hereunder;

         (h) all rights to or claims for refunds or rebates of Taxes for any period ending on or prior to the Closing Date, and the benefit of net operating loss carryforwards, carrybacks or other credits of the Seller relating to any such period;

         (i) all causes of action, judgments, claims, demands, rights of recovery or setoff of whatever nature and condemnation awards, including without limitation, bankruptcy claims and causes of action under Sections 544 through 551 of the Bankruptcy Code;

         (j)  all insurance policies of the Seller relating to the Business;

         (k) all documents relating to the organization, maintenance and corporate existence of the Seller, Aerovox Mexico and BHC Aerovox; and

         (l)  Non-symmetric Capacitor Patent, U.S. Patent No. 6,208,502.

         2.3 Assumed Contracts. Buyer shall assume, as of the Closing Date, and pay, perform and discharge, all obligations for future performance solely from and after the Closing Date only under those contracts, agreements, leases and licenses entered into by the Seller in connection with the Business and expressly set forth in Schedule 2.3 annexed hereto (the "Assumed Contracts"). The parties hereby acknowledge and agree that Buyer shall not assume or be responsible for any cure amounts of any kind or nature whatsoever in respect of any Assumed Contract for any period prior to the Closing Date.

         2.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, except as expressly provided in respect of any Assumed Contract pursuant to Section 2.3 hereof and those obligations of the Buyer set forth in Section 6.8(e) and Section 6.8(g) hereof, the Buyer shall not be liable for or assume, and shall be expressly discharged from any responsibility for, any pre-petition or post-petition debts, liabilities, obligations or commitments of the Seller or any other party of any kind or nature whatsoever with respect to the Business or Acquired Assets or otherwise (the "Excluded Liabilities").

         2.5  Purchase Price; Payment.

              (a) The purchase price to be paid by the Buyer to the Seller for the Acquired Assets hereunder shall be EIGHT MILLION FIVE HUNDRED THOUSAND DOLLARS (U.S. $8,500,000.00) in the aggregate (the "Purchase Price"), subject to adjustment as set forth in Sections 2.6 and 2.7 hereof, respectively. The Purchase Price shall be paid in cash in United States dollars by the Buyer to the Seller as follows: (i) concurrently with the execution and delivery hereof, a deposit in the amount of $340,000.00 (the "Deposit") shall be deposited into escrow by the Buyer pursuant to the terms of the Escrow Agreement (as defined below); and (ii) at the Closing, the sum of $8,160,000.00, but less an amount equal to all interest earned on the Deposit, by wire transfer to an account or accounts designated by the Seller.

              (b) The Deposit shall be held in escrow pursuant to the terms and provisions of the Escrow Agreement, dated as of the date hereof (the "Escrow Agreement"), among the

Seller, the Buyer and Hanify & King, P.C., counsel to the Seller, as Escrow Agent (the "Escrow Agent"). Pursuant to the Escrow Agreement, among other matters, at the Closing hereunder, the Escrow Agent shall deliver all funds held in escrow, i.e., the entire Deposit ($340,000.00) plus all interest thereon, to the Seller to be credited as payment of part of the Purchase Price hereunder.

         2.6  Initial Purchase Price Adjustment.

              (a) The parties hereby acknowledge and agree that, no later than three (3) Business Days prior to the Closing, duly authorized representatives of the Seller and Buyer shall jointly conduct and complete a physical count of the Inventory.

              (b)   By no later than 5:00 p.m., Eastern Time, on the second
(2nd) Business Day prior to the Closing Date, the Seller shall prepare and deliver to the Buyer an unaudited pro forma statement of the Inventory as of the Closing Date ("Estimated Closing Inventory Value"), prepared in a manner consistent with the methods employed by the Seller in the preparation of the Initial Inventory Value as set forth on Schedule 2.6("Initial Closing Statement").

              (c) At Closing, the Purchase Price will be increased or decreased (as the case may be) on a preliminary basis (the "Initial Purchase Price Adjustment") as follows:

              (i) if the Estimated Closing Inventory Value reflected on the Initial Closing Statement is greater than the Initial Inventory Value, then the Purchase Price paid at the Closing shall be increased on a dollar for dollar basis by an amount equal to such excess and paid to the Seller; or

                    (ii) if the Estimated Closing Inventory Value reflected on the Initial Closing Statement is less than the Initial Inventory Value, then the Purchase Price paid at the Closing shall be decreased on a dollar for dollar basis by an amount equal to such deficiency.

         2.7  Final Purchase Price Adjustment.

              (a) Within ten (10) Business Days after the Closing Date (which period may be reasonably extended by the Seller for a period not exceeding an additional ten (10) Business Days by providing written notice thereof to the Buyer), the Seller shall prepare and deliver to the Buyer unaudited final statements of the Inventory as of 12:01 a.m. on the Closing Date ("Final Inventory Value"), prepared in a manner consistent with the methods employed by the Seller in the preparation of each of the Initial Inventory Value and the Estimated Closing Inventory Value ("Final Closing Statement"). During such period and any objection period, the Buyer shall provide the Seller with reasonable access to the books and records of the Seller as may be necessary to complete the Final Closing Statement. The Buyer shall have fifteen (15)

Business Days following delivery of the Final Closing Statement to (y) review the Final Closing Statement and the business records with respect thereto, and
(z) deliver written objections, if any, in reasonable detail to the Seller. If no written objections are delivered by or on behalf of the Buyer to the Seller within said time period, the Final Closing Statement shall be considered final and binding on the parties for all purposes. If, however, written objections are so timely delivered by the Buyer, then the parties shall, for a period of fifteen (15) Business Days (unless mutually extended by the parties) following delivery of the Buyer's written objections, attempt in good faith to resolve their differences with respect to such objections. Any resolution of such objections by the parties shall be in writing and shall be final and binding on the parties for all purposes. If, however, the parties are unable to resolve any objections within such time period or to mutually agree to extend the time allowed, or to resolve such objections within any extended period of time, then the matter will be submitted to the Bankruptcy Court for final and binding resolution.

              (b) When the Final Closing Statement becomes final and binding on the parties, then the Purchase Price hereunder shall be re-calculated based upon the Final Inventory Value to determine the "Final Purchase Price" as follows:

              (i) if the Final Purchase Price based upon the Final Inventory Value as reflected in such Final Closing Statement is greater than the Purchase Price calculated and paid at Closing ( based upon the Initial Purchase Price Adjustment set forth in Section 2.6(c) above), then the Buyer shall pay to the Seller an amount equal to the difference between the Final Purchase Price and the Purchase Price calculated and paid at Closing; or

              (ii) if the Final Purchase Price based upon the Final Inventory Value as reflected in the Final Closing Statement is less than the Purchase Price calculated and paid at Closing (based upon the Initial Purchase Price Adjustment set forth in Section 2.6(c) above), then the Seller shall pay to the Buyer an amount equal to the difference between the Final Purchase Price and the Purchase Price calculated and paid at Closing.

         (c) Any amount due pursuant to this Section 2.7 shall be paid promptly by the appropriate paying party to the other party in immediately available funds, but in no event later than ten (10) days after the Final Closing Statement becomes final and binding on the parties.

         (d) The Purchase Price shall also be adjusted following the Closing on account of the proration as of 12:01 a.m. on the Closing Date of real property and other Taxes, insurance and utilities with respect to the Acquired Assets.

         2.8 Allocation of the Purchase Price. The parties have agreed, following arm's length negotiations, to allocate the Purchase Price among the Acquired Assets on the basis set forth in Schedule 2.8 annexed hereto (the "Allocation Statement"). Seller and the Buyer hereby agree to report an allocation of such Purchase Price among the Acquired Assets in a manner entirely consistent with the Allocation Statement, and agree to act in accordance with such Allocation

Statement in connection with the preparation of financial statements and filing of all Tax Returns, and in the course of any Tax audit, Tax review or Tax litigation relating thereto.

                                   ARTICLE III

                                   THE CLOSING

         3.1 Closing. The consummation of the transactions contemplated hereby (the "Closing") shall occur at the offices of Hanify & King, P.C., One Beacon Street, Boston, Massachusetts 02108, on June 18, 2002; provided, however, that such date of Closing may be extended (a) for an additional period of ten (10) days to June 28, 2002, upon written notice from Seller to Buyer to the effect thereof, provided that (i) the Sale Approval Order shall not have been entered by the Bankruptcy Court as of June 18, 2002 and (ii) all other conditions to closing set forth in Article VIII shall have been satisfied; or (b) to a date no later than June 25, 2002, at the sole option of Buyer, upon written notice from Buyer to Seller to effect thereof by no later than Noon on June 13, 2002, and, in each case, all other conditions to Closing set forth in Article VII and
Article VIII shall have been satisfied or waived (the "Closing Date"), or at such other time and place as shall be mutually agreed to between the parties.

         3.2  Conveyances at Closing.

              (a) At the Closing, and in connection with effecting and consummating the transactions contemplated hereby, the Seller shall deliver the following to the Buyer:

                   (i)   an executed Bill of Sale;

                   (ii) an executed counterpart of the Assignment and Assumption Agreement;

                   (iii) an executed counterpart of the New Bedford Facility
              Sublease;

                   (iv) an executed counterpart of the Non-Competition Agreement (as executed by all parties thereto);

                   (v) a certified copy of the Sale Approval Order (and provided no court of competent jurisdiction shall have entered an order staying such Sale Approval Order pending appeal);

                   (vi) the Lease Consents to the extent required pursuant to the terms of Section 6.6;

                   (vii) the Information Technology Access Agreement, as
              executed by NGM;

              (viii)   the certificate required in Section 8.10; and

              (ix) such other instruments of conveyance, assignment and transfer which shall be necessary or appropriate to convey, transfer and assign and to vest in the Buyer good, valid and marketable title, free and clear of all Encumbrances, in a form reasonably satisfactory to Buyer and its counsel.

         (b) At the Closing, and in connection with effectuating and consummating the transactions contemplated hereby, the Buyer shall deliver the following to the Seller:

              (i) an amount equal to the Purchase Price, as adjusted, by wire transfer of immediately available funds;

              (ii) an executed counterpart of the Assignment and Assumption Agreement;

              (iii) an executed counterpart of the New Bedford Facility Sublease ;and

              (iv) an executed counterpart of the Information Technology Access Agreement (as executed by all parties thereto).

     3.3 Transaction Expenses.  Except for the Termination Fee (as defined in
Section 9.1(b)) and as otherwise expressly provided herein, each party shall bear its own costs and expenses, including attorney, accountant and other consultant fees, in connection with the execution and negotiation of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     As a material inducement to the Buyer to enter into this Agreement, the Seller hereby makes the following representations and warranties to the Buyer, but none of which shall survive the Closing of the transactions contemplated hereby for any reason:

4.1 Authorization of the Seller. Subject to the approval and entry of the Sale Approval Order, the Seller has all necessary right, power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of the Agreement and consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, subject to the approval and entry of the Sale Approval Order, is a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

4.2 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted.

4.3 Title to Assets; Absence of Liens and Encumbrances, etc. Except as set forth in Schedule 4.3, Seller owns outright, and has good, valid and marketable title to, all of the assets, properties and businesses constituting the Acquired Assets, free and clear of all Encumbrances of any kind or nature whatsoever. At the Closing, the Seller will, by virtue of the Sale Approval Order, transfer all right, title and interest in and to the Acquired Assets to the Buyer, free and clear of any and all Encumbrances.

4.4 Disclosure. No representation or warranty by the Seller contained in this
    Article IV contains, or will contain as of the date such representation or warranty is made or affirmed, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or affirmed any material fact that is necessary to make the statements contained herein or therein not misleading.

         4.5 New Bedford NBRA Sublease. The New Bedford NBRA Sublease, and to the Seller's Knowledge, the New Bedford Master Lease, is in full force and effect and has not been assigned, modified, supplemented or amended. Neither the Seller nor the landlord thereunder is in default under the New Bedford NBRA Sublease and/or, to the Seller's Knowledge, New Bedford Master Lease, including without limitation, in respect of non-payment of any rent and otherwise,and no circumstances or state of facts presently exists which would permit such landlord to terminate the New Bedford NBRA Sublease and/or, to Seller's Knowledge, the New Bedford Master Lease. Seller has the right to quiet enjoyment of all of the New Bedford Facility Property for the full term of the New Bedford NBRA Sublease, and except as set forth in Schedule 4.5, the leasehold or other interest of Seller in the New Bedford Facility Property is not subject or subordinate to any security interest, lien or mortgage or any other leasehold interest.

         4.6  Employee and Labor Relations.

              (a)   Except as set forth in Schedule  4.6:

                    (i) there is no labor strike or work stoppage or lockout pending, or to the Seller's Knowledge, threatened, against the Seller by any Business Employees, and there has been no such labor difficulties with respect to the Business during the prior three (3) years;

                    (ii) other than IBEW Local 1499, which represents 15 Business Employees, no Business Employee has ever been represented by any labor or trade union and no movement to designate a collective bargaining unit to represent any of the other Business Employees exists or, to the Seller's Knowledge, is threatened;

                    (iii) there is no pending or to Seller's Knowledge, threatened, unfair labor practice charge or complaint against the Seller in respect of any Business Employee before the National Labor Relations Board;

                    (iv) there is no pending collective bargaining grievance in respect of any Business Employee; and

                    (v) no charges with respect to or relating to any Business Employee are pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices.

              (b) To the Seller's Knowledge, no Business Employees has, prior to the date hereof, indicated to the Seller a desire to terminate employment, or any intention to terminate employment, upon a sale of the Business.

              (c) Schedule 4.6 sets forth: (i) a true and complete list of each Business Employee (including position and length of service) and (ii) a list of the names and current base salary rates of all Business Employees whose annual salaries exceed $25,000.00. Seller does not have any liabilities for compensation to any former employee of the Business.

         4.7 No Breach. Upon entry of the Sale Approval Order, neither the execution and delivery of this Agreement nor compliance by the Seller with any of the provisions hereof nor consummation of the transactions contemplated hereby, will:

         (a) violate or conflict with any provision of the Articles of Incorporation or By-Laws of Seller;

         (b) violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any agreement, lease, note, mortgage, instrument or other document or undertaking, oral or written, relating to the Acquired Assets or the Business to which the Seller is a party or by which it may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be obtained or discharged pursuant to the Sale Approval Order);

         (c) result in the creation of any lien upon any of the Acquired Assets;

         (d) violate any judgment, order, injunction, decree or award against, or binding upon, the Seller, any of the Acquired Assets or the Business; or

         (e) violate any Requirement of Law of any jurisdiction relating to the

              Seller, the Acquired Assets or the Business.

         4.8 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with the Buyer by the Seller without the intervention of any broker, finder, investment banker or other third party other than Loeb Partners Corporation ("Loeb"). Except for Loeb, the Seller has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement. Seller shall be solely and exclusively responsible for all fees and other compensation payable to Loeb. Seller hereby agrees to indemnify the Buyer, and to hold he Buyer harmless, from and against any claim for brokerage, finders fee or similar commission or other compensation which may be made against the Buyer by Loeb or any other third party in connection with any of the transactions contemplated hereby, which claim shall be based upon any action by or on behalf of the Seller.

         4.9 Subsidiaries. Seller does not conduct the Business through any foreign or domestic subsidiaries and/or Affiliates, other than Aerovox Mexico. No subsidiary or Affiliate of the Seller or any Person other than the Seller owns any of the Acquired Assets or has any interest therein (other than security interests set forth on Schedule 4.3) and the Sale Approval Order shall so provide.

         4.10 No Consents. There are no consents and approvals of any foreign or domestic Governmental Authorities (other than Bankruptcy Court orders) and of other third parties which are required to be obtained by or on behalf of Seller in order to enable such party to enter into and carry out this Agreement in all material respects.

         4.11 Compliance with Laws. To Seller's Knowledge, except as set forth in Schedule 4.11, the operation of the Business and the Acquired Assets has been conducted in material compliance with all applicable Requirements of Law of all federal, state, municipal and other political subdivisions and any Governmental Authorities having jurisdiction over Seller, the Business and/or Acquired Assets.

         4.12 Inventory. All Inventory is owned by Seller and is valued at an amount determined in accordance with GAAP consistently applied and has been priced at the lower of cost or market on a first-in, first-out basis. Schedule
4.12 also set forth the locations where all Inventory is held or stored. Except as set forth in Schedule 4.12, no Inventory is subject to any consignment, bill and hold or other similar arrangements.

         4.13 Permits. Schedule 4.13 sets forth all material permits, licenses, orders, franchises and approvals (collectively, the "Permits") from all Governmental Authorities obtained by Seller relating to the Acquired Assets and the conduct of the Business, and all such Permits are transferable to Buyer pursuant to the term hereof. To Seller's Knowledge, Seller is in material compliance with all applicable Requirements of Law of the Governmental Authorities which have issued such Permits.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         As an inducement to the Seller to enter into this Agreement, the Buyer hereby makes the following representations and warranties as of the date hereof to the Seller, but none of which shall survive the Closing of the transactions contemplated hereby for any reason:

5.1 Authorization. The Buyer has all necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and is a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

5.2 Organization of the Buyer. The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the limited liability company power and authority to operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted.

5.3 Brokers. No Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

                                   ARTICLE VI

                                    COVENANTS

         Seller and the Buyer hereby covenant and agree as follows:

6.1      Conduct of Business.


         (a) Except as otherwise required by the Bankruptcy Court and/or Bankruptcy Code, during the period from and after the date hereof to the Closing Date (the "Pre-Closing Period"), Seller shall conduct the Business only in the Ordinary Course, and make no material change in any of its policies without the prior written consent of Buyer. Seller shall not, without the prior written consent of Buyer (except as otherwise expressly set forth in this Agreement):
(i) enter into any contract or agreement or make any commitment with respect to the Business or Acquired Assets other than in the Ordinary Course; (ii) sell, assign, transfer or otherwise dispose of any of the Acquired Assets or any rights with respect to the Business other than in the Ordinary Course; (iii) create, incur, assume or suffer to exist, any Encumbrance upon the Acquired Assets; or (iv) assign, modify or cancel any Assumed Contract.

         (b) During the Pre-Closing Period, Seller shall use its reasonable efforts, subject to the requirement of the Bankruptcy Court and Bankruptcy Code, to preserve the Business intact (except as Buyer may otherwise approve) and to preserve its good will and business relationships with customers, suppliers, employees and others.

         (c) During the Pre-Closing Period, Seller shall use its best efforts to (i) file the Motion at the earliest possible date and (ii) obtain approval and entry by the Bankruptcy Court at the earliest possible date of the Bidding Procedures Order, Sale Approval Order and other applicable orders.

         (d) During the Pre-Closing Period, Seller shall provide Buyer with such monthly reports and financial statements relating to the Business prepared in connection with the Bankruptcy Case and such other information as Buyer may from time to time reasonably request.

         (e) Seller shall deliver to Buyer from time to time during the Pre-Closing Period amendments and changes to the Schedules under Article IV of this Agreement, disclosing therein all matters arising or discovered after the date hereof which, if existing or occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules. No supplement or amendment of the Schedules made pursuant to this Section 6.1 (e) shall be deemed to cure any breach of any representation or warranty made by Seller hereunder.

6.2  Access.

         (a) During the Pre-Closing Period, the Buyer and its representatives shall, during regular business hours, have free and full access to business records, personnel, facilities and operations of the Seller relating to the Business and/or Acquired Assets.

         (b) During the Pre-Closing Period, the Buyer, at its sole cost and expense, shall have the right to retain an environmental consultant to undertake an environmental assessment of the Seller's New Bedford Facility, including, without limitation, a Phase I assessment and, if recommended by the environmental consultant, a Phase II assessment which may involve, among other things, intrusive sampling and testing of the soil and groundwater, integrity testing of any underground storage tanks, an asbestos survey and radon testing. Seller shall provide or cause to be provided free and full access to the Buyer and its consultants for the conduct of all such environmental assessments and reports, and shall provide to the environmental consultant all known and available information and documentation concerning any environmental matters pertaining to the Business and/or Acquired Assets, including the New Bedford Facility. Buyer shall repair all damage to the New Bedford Facility caused directly by any such environmental testing conducted by or behalf of the Buyer.

6.3 Non-Competition Agreement. Buyer, Seller, Aerovox Mexico, Neuva Generacion Manufacturas, S.A. de C.V. ("NGM"), and Enrique Sanchez, ("Sanchez") shall enter into the Non-Competition Agreement on or prior to the Closing Date in the form annexed hereto as Schedule 6.3 (the "Non-Competition Agreement").

6.4 Assumed Contracts. During the Pre-Closing Period, the Seller shall use reasonable efforts to obtain a Bankruptcy Court order approving assignment of the Assumed Contracts, and providing that Seller shall be solely responsible for any cure obligations thereunder, and the Buyer will reasonably cooperate with the Seller in obtaining such approvals.

6.5      Cooperation. During the Pre-Closing Period, the Seller and the Buyer
         (i) shall promptly inform each other of any communication from any governmental authority relating to this Agreement, the transactions contemplated hereby and any related filing, notification or request for approval and (ii) shall permit the other party to review in advance any proposed written communication or information submitted to any such governmental authority in response thereto.

6.6 Sublease of New Bedford Facility. At Closing, the Buyer and the Seller or other designated entity shall enter into a sublease or other agreement granting to the Buyer the right to use and occupy the entire New Bedford Facility Property for a term of one (1) year as set forth in the form of sublease annexed hereto as Schedule 6.6 (the "New Bedford Facility Sublease"). On or prior to the Closing Date, the Seller shall deliver either (a) a provision in the Sale Approval Order in a form acceptable to Buyer in its sole discretion which makes unneccessary the obtaining of any Lease Consents (as defined below) or
         (b) a non-disturbance and subordination agreement and an estoppel certificate and consent duly executed by each of Key Bank N.A., as Seller's secured lender, and the New Bedford Redevelopment Authority and the City of New Bedford, in the form acceptable to the Buyer in its sole discretion(the "Lease Consents").

6.7      Relocation of Juarez Assets.

         (a) On or prior to the Closing Date, Seller shall relocate all finished goods, raw materials and work in process inventory items constituting part of the Acquired Assets and presently located at the Seller's facility in Juarez, Mexico (the "Juarez Inventory ") from such facility in Juarez, Mexico to the Seller's facility in El Paso, Texas, except for those inventory items required to satisfy the then current production requirements at the Juarez, Mexico facility. Buyer shall be solely and exclusively responsible to pay all costs and expenses relating to such relocation of the Juarez Inventory, including without limitation, shipping, freight and insurance and taxes.

         (b) Following delivery of written notice to Seller after the Closing, Seller shall use good faith and its best efforts to relocate certain equipment presently located in Juarez, Mexico and being acquired by Buyer as set forth on
Schedule 6.7(b) annexed hereto (to be agreed by Seller and Buyer prior to Closing) (the "Juarez Equipment") to the New Bedford Facility within fourteen
(14) days after delivery of such notice, at the Seller's sole expense and, to the extent that, after utilizing such good faith and best efforts, Seller is not successful in relocating the Juarez Equipment as provided herein, then Buyer shall not be entitled to any form of relief or purchase price adjustment relating to the Juarez Equipment.

         (c) Buyer may, at its sole option, designate the Seller to act as contract manufacturer following the Closing in respect of the business at the Juarez facility upon such terms and conditions as shall be mutually acceptable to Buyer and Seller.

6.8      Employment Matters.

                    (a) Employment. Buyer shall offer employment in respect of the period following the Closing Date to those Business Employees who are actively employed in the Business on the Closing Date exclusively at the New Bedford Facility, except for those employees listed on Schedule 6.8(a), who shall not be deemed to constitute Business Employees hereunder (which
                           Schedule 6.8(a) may be amended from time to time prior to the Closing Date provided, however, that the exclusion of the number of employees listed on
                           Schedule 6.8(a) from Business Employees hereunder shall not, by itself, trigger the notification requirements under the WARN Act). Buyer shall not offer or be deemed in any manner whatsoever to offer employment to any other employee or former employee of the Seller (whether or not employed by the Business) at the New Bedford Facility or any other facility of the Seller. The offer of employment described above shall be solely and exclusively upon such terms and conditions as shall be determined by the Buyer in its sole and absolute discretion. The employment by the Buyer of any Business Employee at the New Bedford Facility who accepts the terms and conditions of employment offered by the Buyer shall commence on the Closing Date (or at such later date specified by the Buyer). For purposes hereof, Business Employees who accept employment with the Buyer as of the Closing Date (or at such later date specified by the Buyer) are hereinafter referred to as "Post-Closing Employees".

                    (b) Employees. Prior to the Closing, the Seller shall use reasonable efforts to retain the services of the Business Employees at the New Bedford Facility, but shall not be required to expend any additional funds outside the Ordinary Course. Seller agrees to cooperate with the Buyer by providing the Buyer during the Pre-Closing Period with reasonable access to meet with the Business Employees and to distribute to such Business Employees such forms and other documents relating to employment by the Buyer after the Closing Date as the Buyer shall reasonably request. Nothing in this Agreement shall be deemed to require the Buyer to retain any of the Post-Closing Employees for any period of time or at any particular compensation rate or in any particular position or prevent the Buyer from being able to continue, modify or establish such benefits and conditions of employment as the Buyer shall determine in its sole discretion.

                    (c) No Assumption of Employee Benefits or Liabilities. Buyer shall not assume any of the Employee Benefit Plans (including any multi-employer plans), or any rights, duties, obligations or liabilities of any kind or nature thereunder, nor shall it become a successor employer or be responsible in any manner whatsoever for any obligations or responsibilities of the Seller and/or its subsidiaries and Affiliates with respect to the participation of any such party in any Employee Benefit Plan or any other benefit plan or arrangement of such entities, nor shall the Buyer be obligated by this Agreement to make any provision with respect to employee benefits of any kind or nature whatsoever after the Closing Date. The Buyer shall not assume any obligation, duty, right or liability to any employee of the Business (whether or not a Business Employee) in connection with such employee's employment (including, without limitation, with respect to any employment or similar agreement or arrangement) with the Seller and/or its subsidiaries or Affiliates in respect of any period prior to the Closing Date or arising out of the transactions contemplated by this Agreement. The Buyer shall not be responsible in respect of any payroll, employee benefits (including pension, health, welfare, vacation, sick pay, severance and insurance benefits) and/or other compensation of any kind or nature whatsoever payable or accrued in respect of any employee and/or former employee of the Business relating to any period prior to the Closing or arising out of the transactions contemplated by this Agreement, whether an employee of the Seller and/or any of its subsidiaries or Affiliates, whether or not such employee is a Business Employee or Post-Closing Employee, and whether or not pursuant to any Employee Benefit Plan, except only as expressly set forth in Section 6.8(e) below in respect of accrued vacation, personal time and sick pay only for Post-Closing Employees. Notwithstanding the foregoing, following the Closing Date, Buyer shall be responsible for the obligations for future performance solely from and after the Closing Date in respect of Post-Closing Employees only under any collective bargaining agreement which shall be listed as an Assumed Contract in Schedule 2.3 hereto.

                    (d) Vesting. The Seller shall take such actions as are necessary to fully vest, as of the Closing Date, the accrued benefits of each Post-Closing Employee under each Employee Benefit Plan which is employee pension benefit plan (within the meaning of Section 3(2) of ERISA).

                    (e) Vacation, Personal Time and Sick Pay. Buyer shall be responsible for any accrued but unused vacation, personal time and sick pay entitlements of any Post-Closing Employee only as set forth in Schedule 6.8(e) (which Schedule 6.8(e) may be amended from time to time prior to the Closing Date). Seller shall be responsible of any such accrued vacation, personal time and sick pay entitlements of any other employee or former employee of the Business.

                    (f) Severance Plans. Seller shall be solely and exclusively responsible for any severance obligations, if any, of any kind or nature whatsoever, including severance obligations arising out of the transactions contemplated by this Agreement, in respect of any Business Employees (whether or not a Post-Closing Employee, except that Seller shall not be responsible for severance obligations relating to Post-Closing Employees in respect of any severance occurring following the Closing Date) and any other employees or former employee of the Business pursuant to any stay and pay agreement, employment retention, severance bonus or any other severance plan or arrangement of the Seller, if any, including without limitation, those severance plans set forth in Schedule 6.8(f).

                    (g) WARN Act. Subject to the provisions set forth herein, the Buyer shall be responsible for the obligations and liabilities under the Worker Adjustment and Retraining Notification Act, as amended ("WARN"), occurring following the Closing Date with respect to Post-Closing Employees and arising out of the transactions contemplated hereby. During the Pre-Closing Period, the Seller shall not cause any plant closing or reduction in force that would be considered an employment loss (as defined under the state or federal WARN Act) even if such employment loss does not immediately trigger a notice obligation under the state or federal WARN Act.


         (h) Third Party Beneficiaries. No provision of this Section 6.8 shall create any third-party beneficiary rights in any Business Employee or former employee of the Business (including any beneficiary or dependent thereof), including, without limitation, any right to continued employment or employment in any particular position with the Buyer for any specified period of time after the Closing Date.

6.9      Grant of
         Temporary License. For a period of one (1) year following the Closing (the

         "Temporary License Period"), the Seller shall have the right to grant temporary non-exclusive licenses to use the name "Aerovox" and related domain name for manufacturing purposes in the ordinary course of the applicable business being purchased (the "Temporary License") only to unaffiliated third parties (except for Sanchez) who shall purchase or acquire assets or capital stock of a subsidiary which are not Acquired Assets from the Seller and/or its Affiliates. Any Temporary License granted by the Seller to such unaffiliated third party purchasers shall
         (i) not relate in any manner to the Business or any products thereof and the applicable business being acquired shall not compete directly or indirectly with the Business; (ii) provide for a term not exceeding one (1) year; and (iii) and otherwise be subject to the approval of, and upon terms and provisions satisfactory to, the Buyer. The Buyer agrees to take appropriate action to effectuate such licenses in the event that such third party transactions occur during the Temporary License Period.

6.10     Submission for Bankruptcy Court Approval.

         (a) In connection with the transactions contemplated by this Agreement, the Seller shall, on or prior to April 26, 2002, file with the Bankruptcy Court a motion or motions (the "Motion") seeking entry of each of the following orders:

              (i) Bidding Procedures Order. An order (the "Bidding Procedures Order") in the form of Schedule 6.10A, providing for the Bidding Procedures and payment of the Termination Fee as set forth in Section 9.1 hereof, which Bidding Procedures Order shall be in form and substance satisfactory to the Buyer and its counsel in their sole discretion.

              (ii) Sale Approval Order. An order or orders (the "Sale Approval Order") in the form of Schedule 6.10B, which Sale Approval Order shall be in form and substance satisfactory to the Buyer and its counsel in their sole discretion, pursuant to Sections 105, 363, 365 and 1146(c) and other applicable provisions of the Bankruptcy Code, among other things: (A) authorizing and approving the sale of the Acquired Assets to the Buyer pursuant to this Agreement free and clear of all Encumbrances whatsoever, and approving the terms of this Agreement; (B) finding that the Buyer is acting in good faith, and is entitled to the protections of a buyer under Section 363(m) of the Bankruptcy Code pursuant to the transactions contemplated by this Agreement; (C) finding that the transfer to the Buyer and the transactions contemplated by this Agreement will be free and exempt from all federal, state municipal and other laws imposing a transfer, stamp, excise, recording or other similar Tax; (D) containing such other findings and provisions as may be reasonably requested by the Buyer (including a finding that notice of the transactions contemplated by this Agreement, including notice to all parties to the Assumed Contracts, has been properly given) to assure that: (1) title to the Acquired Assets will be transferred to the Buyer free and clear of all Encumbrances of any kind or nature whatsoever; (2) the Seller will be duly authorized to execute and deliver such documents and instruments as the Seller is required to execute and deliver pursuant to the terms of this Agreement; and (3) the Seller, upon assuming and assigning to the Buyer of each of the Assumed Contracts, will have properly assumed and assigned the same, and there will be no defaults thereunder as of the Closing Date and the assignment to Buyer shall not constitute a default thereunder or constitute a violation of any Requirement of Law; (4) the Buyer shall not be liable for or assume any pre-petition or post-petition debts, liabilities, obligations or commitments of the Seller or any other party of any kind or nature whatsoever in respect of the Business or Acquired Assets or otherwise, except for the post-closing obligations under any Assumed Contracts and the obligations of Buyer under Section 6.8(e) and Section 6.8(g); (5) approving the New Bedford Facility Sublease in the form annexed hereto as Exhibit 6.6 and without the necessity of obtaining any Lease Consents thereto (and providing for the execution and delivery by KeyBank, N.A., Seller's secured lender, of a non-disturbance agreement in form reasonably acceptable to the Buyer, Buyer's lender and Key Bank); (E) finding that the Buyer will have no liabilities or obligations of any kind or nature whatsoever in respect of the Excluded Belleville Avenue Property and/or any judgments, orders, awards or decrees entered into by the Seller or any other Person relating thereto; (F) finding that any customers of Buyer following the Closing Date shall not have a right of set-off against Buyer arising out of any claims, contracts and other dealings with Seller; (G) finding that no Person, including any Affiliate of Seller, owns any Acquired Assets or any interest therein (other than security interests as set forth in Schedule 4.3); and (H) no consents or approvals of any other Governmental Authorities or any third parties are required to be obtained in connection with the transaction contemplated hereby.

              (iii) Approval of Bidding and Sale Approval Orders.
Notwithstanding Buyer's approval rights with respect to the Bidding Procedures Order and the Sale Approval Order, Buyer shall not require that any such order include any provision which is in direct contravention of the express provisions of this Agreement.

         (b) Seller shall obtain the Bankruptcy Court's approval of: (i) the Bidding Procedures Order no later than May 1, 2002; (ii) the Sale Approval Order no later than June 28, 2002; and (iii) any other order of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby, no later than fifteen (15) days following the date of filing of a motion for approval thereof, which periods may be extended by the Buyer in its reasonable discretion. Seller and the Buyer shall inform one another regarding pleadings which any of them intend to file, or positions any of them intend to take, with the Bankruptcy Court in connection with or which might reasonably affect, the Bankruptcy Court's approval of the Bidding Procedures Order and Sale Approval Order or any other such order. Neither the Seller nor the Buyer will file any pleadings or take any position inconsistent with obtaining the Bankruptcy Court's approval of the Bidding Procedures Order or the Sale Approval Order or any such other order subject to Seller's fiduciary obligations. Seller shall promptly (and, in any event, within one (1) Business Day after the receipt of any written request) provide the Buyer and its counsel with copies of all notices, filings and orders of the Bankruptcy Court (and other courts) pertaining to the motion for approval of the Bidding Procedures Order, Sale Approval Order or any other order relating to any of the transactions contemplated by this Agreement.

         (c) If the Bidding Procedures Order, Sale Approval Order or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person other than the Buyer (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, Sale Approval Order or other such order), then if and to the extent required by Buyer, Seller shall, at Buyer's sole cost and expense, take all steps to diligently to prosecute such appeal, petition or motion and Seller shall use its reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion.

6.11 Bulk Sales Compliance or Transfer Laws. Based on the protections to be afforded to the Buyer under the Sale Approval Order, the Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

6.12     Access to Information; Maintenance of Records.

              (a)   Following the Closing, for a period of the later of (i) six
(6) years after the Closing Date and (ii) the date of entry of an order of the Bankruptcy Court closing the Bankruptcy Case, or if converted to a case under Chapter 7 of the Bankruptcy Code, an order of the Bankruptcy Court closing such case, each party and its representatives shall have reasonable access to all of the books and records compiled with respect to the period prior to the Closing Date relating to the Business or the Acquired Assets, including all information pertaining to the Assumed Contracts, all employee records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Assumed Contracts or Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Acquired Assets.

              (b) Such access shall be afforded by the party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that: (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party; (ii) no party shall be required to take any action which would constitute a waiver of the attorney-client privilege; (iii) no party shall be required to take any action which would reveal confidential or proprietary information, except that any information relating to the Business prior to the Closing shall not be deemed to be deemed confidential or proprietary information; and (iv) no party shall be required to supply the other party with any information which such party is under a legal obligation not to so supply. The applicable party exercising this right of access shall be solely responsible for any costs or expenses incurred by it hereunder.

              (c) If the party in possession of such books and records shall desire to dispose of any such books and records prior to the expiration of such period, such party shall, prior to such disposition, give the other party a reasonable opportunity at such other party's expense, to segregate and remove such books and records as such other party may select.

6.13 Condition of Acquired Assets. Buyer agrees and acknowledges that (a) the Buyer's decision to proceed with the transactions contemplated by this Agreement is based upon the Buyer's own inspection and investigation of the Acquired Assets and the Business; and (b) the Buyer is familiar with the Acquired Assets and the Business and has been afforded the full opportunity, to the extent it desired to do so, to inspect and review (i) the books and records of the Seller and (ii) such other operational and financial information as the Buyer has found appropriate including, without limitation, any survey, appraisal, environmental, engineering, sales, production or employment matters. The sale and purchase of the Acquired Assets hereunder shall be without representation or warranty of any kind, express or implied, except as provided in this Agreement. Nothing contained herein shall be deemed to limit or restrict the right of Buyer to conduct due diligence investigations or examinations in respect of the Business and/or Acquired Assets during the entire Pre-Closing Period through the Closing Date; provided, however that the results of any such investigations or examinations shall not constitute a condition to Closing hereunder.

         6.14 Further Assurances. Subject to the terms and conditions of this Agreement and the requirements of the Bankruptcy Court or Bankruptcy Code, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Acquired Assets in accordance with this Agreement, including using best efforts to ensure timely satisfaction of the conditions precedent to each party's obligations hereunder. From time to time on or after the Closing Date, Seller shall, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to further evidence Buyer's title to the Acquired Assets. From time to time after the date hereof, each party at its own expense, shall execute and deliver such documents to the other party as such other party may reasonably request in order to more effectively consummate the sale of the Acquired Assets and the assumption and assignment of the Assumed Contracts in accordance with this Agreement.

         6.15 Exclusivity. From and after the date hereof to the date of entry of the Bidding Procedures Order by the Bankruptcy Court (the "Exclusive Period"), neither Seller nor any of its Affiliates or any of their respective officers, directors, shareholders or agents shall, directly or indirectly, through any representative or otherwise, enter into any agreement, discussion or negotiation with, or provide any information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any person or entity (other than Buyer) with respect to any sale or possible sale of the Acquired Assets or any significant portion thereof, or any stock purchase, merger or other business combination involving the Business.

         6.16 Use of Seller's Names or Intellectual Property. Seller agrees that, on or prior to the Closing Date, Seller shall take all actions reasonably deemed necessary or appropriate by Buyer to (i) cause the names of Seller and its subsidiaries which currently utilize the names "Aerovox", "Aeromet", "Supermet" and "Blue Mike" to be changed to names that does not include the names "Aerovox", "Aeromet", "Supermet" and "Blue Mike" or contain any references thereto, including without limitation, changing the name of the caption of the Bankruptcy Case, (ii) not advertise or hold themselves out as Seller or an Affiliate thereof, (iii) not to use any of the Intellectual Property of Seller which are part of the Acquired Assets, and (iv) take all actions as may be reasonably requested by Buyer to vest in Buyer or its designees all right, title and interest in the names "Aerovox ", "Aeromet", "Supermet" and "Blue Mike"

(including, but not limited to, an assignment of all Seller's right, title and interest in any trademarks or servicemarks registered anywhere in the world, or trademark or servicemark applications or renewal filings pending anywhere in the world, using the names "Aerovox", "Aeromet", "Supermet", and "Blue Mike"), and other Intellectual Property that are part of the Acquired Assets, and any reasonable costs and expenses relating thereto shall be paid by the Buyer. The provisions of this Section 6.16 shall be subject to the right of Seller to grant the Temporary License to certain third party purchasers of other assets pursuant to Section 6.9 hereof.

         6.17 Tax Matters.

              (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and/or Acquired Assets (including reasonable access to books and records) as is reasonably necessary for the preparation and filing of all Tax Returns in connection with matters relating to or affected by the operations of Seller prior to the Closing, including the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business and/or Acquired Assets.

              (b) Seller shall be solely and exclusively responsible to fully pay and satisfy in a prompt and timely manner all Taxes, whenever arising, either prior to or at any time following the Closing, relating to any period prior to the Closing Date in respect of the operation of the Business and/or Acquired Assets.

              (c) Seller shall seek to include in the Sale Approval Order a decretal paragraph which provides that, in accordance with Section 1146(c) of the Bankruptcy Code, the transactions contemplated hereby are steps in the formulation, or anticipation of the formulation, of a Chapter 11 plan for Seller and, as such, the making or delivery of any instrument of transfer to effectuate the transactions contemplated hereby shall be exempt from all Taxes. Following the Closing Date, Buyer shall file any necessary Tax Returns and other documentation with respect to the transfer of the Acquired Assets and Seller shall fully cooperate and join in the execution of any Tax Returns and other documentation at Buyer's request.

         6.18 APA Documents Approval. The parties hereby acknowledge that none of the APA Documents (as defined below) have been annexed to this Agreement as of the date of execution and delivery of this Agreement (April 18, 2002). On or prior to April 26, 2002 (the "APA Document Approval Date"), Buyer and its counsel shall have approved in their sole discretion the form and substance of each of the APA Documents (as defined below) and all of the APA Documents in such approved form shall have been annexed (or deemed to be annexed) to this Agreement in a manner acceptable to Buyer. For purposes hereof, the "APA Documents" shall mean all documents, instruments, schedules and exhibits referenced in this Agreement, including without limitation, the following: (i) Bidding Procedures Order; (ii) Sale Approval Order; (iii) New Bedford Facility Sublease; (iv) Non-Competition Agreement; (v) Bill of Sale, Assignment and Assumption Agreement and other instruments relating to the transfer and conveyance of the Acquired Assets; (vi) all schedules and exhibits to Article IV hereof setting forth the representations and warranties of the Seller; and (vii) all other schedules and exhibits to this Agreement.

         6.19 Product Shipments. During the period from and after the completion of the physical count of the Inventory as set forth in Section 2.6(a) to the Closing Date, Seller shall not ship any product or other orders to customers.


                                   ARTICLE VII

                     CONDITIONS TO THE SELLER'S OBLIGATIONS

         The obligations of the Seller to consummate the transactions contemplated hereby and complete the Closing are subject, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Seller :

         7.1 Entry of Sale Approval Order. The Sale Approval Order shall have been entered by the Bankruptcy Court and no court of competent jurisdiction shall have entered an order staying such Sale Approval Order pending appeal.

         7.2 Instruments of Conveyance. The Buyer shall have executed and delivered to the Seller at the Closing all of the documents provided for in
Section 3.2(b) hereof.

         7.3 Absence of Litigation. No court action or proceeding shall have been commenced to restrain or prohibit the transactions contemplated by this Agreement, or the acquisition by the Buyer of the Acquired Assets following the Closing.

         7.4 Payment of the Purchase Price. The Buyer shall have paid the Purchase Price (as adjusted) in immediately available funds.



                                  ARTICLE VIII

                      CONDITIONS TO THE BUYER'S OBLIGATIONS

         The obligations of the Buyer to consummate the transactions contemplated hereby and complete the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Buyer:

         8.1 No Encumbrances. All of the Acquired Assets shall be sold and transferred to the Buyer at the Closing with good, valid and marketable title, free and clear of all Encumbrances, - as provided in the Sale Approval Order.

         8.2 Filing of Motion. On or prior to April 26, 2002, the Seller shall have filed the Motion with the Bankruptcy Court, in form and substance reasonably acceptable to the Buyer as set forth in Section 6.10 hereof.

         8.3 Entry of Bidding Procedures Order and Sale Approval Order. (i) On or prior to May 1, 2002, the Bidding Procedures Order shall have been entered by the Bankruptcy Court, in form and substance acceptable to the Buyer and its counsel in their sole discretion, and (ii) on or prior to June 28, 2002, the Auction shall have occurred and the Sale Approval Order, in form and substance acceptable to the Buyer and its counsel in their sole discretion, shall have been entered by the Bankruptcy Court and no court of competent jurisdiction shall have entered an order staying such Sale Approval Order pending appeal.

         8.4 No Material Adverse Change. During the Pre-Closing Period, there shall have been no material adverse change in the Business and/or Acquired Assets or the operations or financial condition or future prospects thereof; provided, however, that the facts and circumstances resulting in any adjustment to the Purchase Price shall not constitute a material adverse change.

         8.5 Excluded Belleville Avenue Property. The Sale Approval Order shall include a provision, in form acceptable to the Buyer and its counsel, in their sole discretion , to the effect that the Buyer will have no liabilities or obligations of any kind or nature whatsoever relating to environmental protection or any other matter in respect of the Excluded Belleville Avenue Property and/or any judgments, orders, awards or decrees entered into by or against the Seller or any other Person relating thereto.

         8.6 Instruments of Conveyance. Seller shall have executed and delivered to the Buyer at the Closing the Bill of Sale, Assignment and Assumption Agreement and all of the other documents and instruments provided for in Section 3.2(a) hereof.

         8.7 Absence of Litigation. Other than the Bankruptcy Case, no action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by any Governmental Authority, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which would, if adversely determined, materially affect the right of Buyer to own or operate the Business and/or the Acquired Assets following the Closing Date.

         8.8 Representations and Warranties. All representations and warranties of the Seller contained in this Agreement and in any schedule or exhibit shall be true and correct in all material respects as of the Closing Date, as if made at the Closing and as of the Closing Date.

         8.9 Performance of Agreements. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller prior to or at the Closing.

         8.10 Certificates. Buyer shall have received a certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer of the Seller, as to the satisfaction of the conditions contained in Sections 8.8 and 8.9 hereof.

         8.11 New Bedford Facility Sublease. Buyer and Seller shall have executed and entered into the New Bedford Facility Sublease, and shall have obtained all of the Lease Consents, if and to the extent required by Section 6.6, each in form and substance satisfactory to the Buyer.

         8.12 Relocation of Assets. The Juarez Inventory shall have been relocated pursuant to Section 6.7 hereof and in a manner reasonably satisfactory to Buyer.

         8.13 Non-Competition Agreement. Buyer, Seller, Aerovox Mexico, NGM and Sanchez shall have entered into and executed the Non-Competition Agreement pursuant to Section 6.3 hereof in form and substance satisfactory to the Buyer.

                                   ARTICLE IX

                         BIDDING PROCEDURES; TERMINATION

         9.1   Bidding Procedures; Termination Fee

               (a) Bidding Procedures. As set forth in Section 8.3, the Bankruptcy Court shall enter the Bidding Procedures Order, on or prior to the date specified in therein, expressly approving the following bidding procedures (collectively, the "Bidding Procedures"):

                    (i) Any competing bid, offer, plan of reorganization
               or other arrangement shall be deemed to qualify as a competing bid (a "Competing Bid") only if made upon terms and provisions substantially similar to those set forth in this Agreement and in respect of the sale and purchase of substantially all of the Acquired Assets and for an aggregate purchase price in a net cash amount of at least % in excess of the Purchase Price hereunder;

         (ii) Any competing bidder pursuant to subsection (i) above shall be required to deliver a cash deposit to the Seller in an amount equal to four percent (%) of the amount of such competing bid at the time of submission of such bid;

         (iii) Any incremental Competing Bid made subsequent to the initial overbid shall be at least $50,000 greater than the most recent bid; and

                    (iv) Any plan of reorganization, liquidation or other
               arrangement filed or
              submitted following the date hereof by Seller with the Bankruptcy Court shall include, as part of such plan or arrangement, the purchase of the Acquired Assets by the Buyer upon the terms and provisions set forth in this Agreement, or which terms and provisions hereof may be incorporated by reference in such plan or arrangement. In addition, Seller shall not seek confirmation of its plan of reorganization filed with the Bankruptcy Court on or about April 15, 2002 (the "Filed Plan"), insofar as such Filed Plan is inconsistent with the terms and provisions hereof.

              (b)   Termination Fee.

                    (i) Upon entry of the Bidding Procedures Order, the termination fee provisions set forth in the Order of the Bankruptcy Court entered on November 15, 2001 shall be deemed terminated in respect of this Agreement.

                    (ii) The Bidding Procedures Order shall provide for the right of the Buyer to receive a termination fee equal to two (2%) percent of the entire Purchase Price ($170,000.00) (the "Termination Fee") promptly upon termination of this Agreement as a result of (except for a termination as a result of the Buyer's willful and material breach) the following events: (i) approval by the Bankruptcy Court, or any court of competent jurisdiction, of any Competing Bid; (ii) the determination by the Seller or any Chapter 11 or 7 trustee of Seller not to proceed with the transactions under this Agreement; (iii) the sale of all or substantially all of the assets or outstanding capital stock of or business combination involving the Seller and a party other than the Buyer; (iv) the conversion of the Bankruptcy Case into a case under Chapter 7 of the Bankruptcy Code; (v) the filing by Seller of a liquidating chapter 11 plan without acceptance of any asset purchase; or (vi) the failure to satisfy any of the conditions set forth in Article VIII hereof after entry of the Bidding Procedures Order (unless such failure results directly from the action of Buyer). Notwithstanding the foregoing, the failure to satisfy the condition in Section 8.8 hereof only (but not any other condition to Closing) shall not entitle Buyer to the Termination Fee unless such failure shall have a material adverse effect on the operation of the Business. The Termination Fee shall be paid directly out of the cash proceeds of the purchase price paid by any competing bidder or person or entity funding any plan, or otherwise out of the estate of the Seller as a super priority administrative claim.

         9.2  Termination.

              (a) Termination. This Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing Date by:

                    (i) the mutual written consent of the Seller and the Buyer; or

                    (ii) Buyer, if any of the conditions set forth in Article VIII hereof shall not have been fulfilled on or prior June 18, 2002 (as may be extended for a

                    10-day period to June 28, 2002 pursuant to Section 3.1 hereof) or shall become incapable of fulfillment and shall not have been waived, except if such condition shall have become incapable of fulfillment due to the material and willful breach of the Buyer; or

                    (iii) Seller, if any of the conditions set forth in Article VII hereof shall not have been fulfilled on or prior to June 18, 2002 (as may be extended for a 10-day period to June 28, 2002 pursuant to Section 3.1 hereof ) or shall become incapable of fulfillment and shall not have been waived, except if such condition shall have been incapable of fulfillment due to the material and willful breach of the Seller; or

                    (iv) Buyer, if the Bidding Procedures Order has not been entered by the Bankruptcy Court on or prior to May 1, 2002; or

                    (v) Buyer, if the Sale Approval Order has not been entered by the Bankruptcy Court on or before June 28, 2002; or

                    (vi) Buyer, in the event that all of the APA Documents shall not be approved by the Buyer on or before April 26, 2002 pursuant to Section 6.18 hereof; or

                    (vii) Seller, if Buyer is not the winning bidder at the Auction.

              (b) Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 9.2(a) above, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and the transaction contemplated hereby shall be abandoned without further action on the part of any of the parties hereto. If this Agreement is terminated as provided in this
Section 9.2:

                    (i) all of the terms and provisions of this Agreement shall thereupon be immediately void and without further force or effect, except for the provisions set forth in this Section 9.2 and in Sections 9.1(b) (Termination Fee), 3.3 (expenses), 10.13 (confidentiality) and 10.14 (remedies), respectively;

                    (ii) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority to which they were made;

                    (iii) all Confidential Information from the Seller shall be returned to the Seller, and all Confidential Information from the Buyer shall be returned to the Buyer;

                    (iv) Buyer shall be entitled to the Termination Fee from the Seller, if and to the extent provided in Section 9.1(b)(ii) hereof and the Bidding Procedures Order; and

                    (v) the Deposit and any interest earned thereon shall promptly be delivered by Escrow Agent in accordance with the terms of the Escrow Agreement.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 Publicity. Each party shall consult with the other prior to issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, and no party shall issue any such press release or make any such public statements or comments relating to such transactions without the prior written consent of the other (which shall not be unreasonably withheld), except as may be required by an applicable law.

         10.2 No Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.

         10.3 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof, and merges and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by on or behalf of the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         10.4 Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including any trustee appointed in the Bankruptcy Case) and permitted assigns of the parties hereto. No assignment of any rights or delegation of any obligations provided for herein may be made by any party hereto without the express written consent of the other party. Notwithstanding the foregoing, the Buyer may at any time assign all or any portion of its right, title and interest under this Agreement to any of its Affiliates without the consent or approval of the Seller.

         10.5 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; upon receipt of telephonic confirmation, if transmitted by telecopy or facsimile; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (including Federal Express); and three (3) days after mailing, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to:

         If to the Seller, addressed to:             Robert Elliott, President
                                                     Aerovox Incorporated
                                                     167 John Vertente Blvd
                                                     New Bedford, MA 02745-1221
                                                     Phone: (508) 910-3100
                                                     Fax: (508) 910-3179

         with a copy to:                             Harold B. Murphy, Esq.
                                                     Hanify & King, P.C.
                                                     One Beacon Street
                                                     Boston, MA 02108
                                                     Phone: (617) 423-0400
                                                     Fax: (617) 556-8985

         If to the Buyer, addressed to:              Parallax Power Components, LLC
                                                     122 East 42/nd/ Street, Suite 1115
                                                     New York, NY 10168
                                                     Attn:  Nathan J. Mazurek
                                                     Phone: (212) 867-0700
                                                     Fax: (212) 867-1325

         with a copy to:                             Joshua Glikman, Esq.
                                                     Shiboleth, Yisraeli, Roberts & Zisman, L.L.P.
                                                     350 Fifth Avenue, Suite 6001
                                                     New York, NY 10016
                                                     Phone: (212) 244-4111
                                                     Fax: (212) 563-7108

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         10.6 Choice of Law. This Agreement shall be construed and interpreted, and the rights of the parties determined in accordance with, the laws of the Commonwealth of Massachusetts (without regard to its conflicts of laws principles). Each party irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the transmitting of copies of such process to each party at its address specified in Section 10.5 and in a manner provided for in Section 10.5. The parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement and any other agreement or instrument contemplated hereby or entered into in connection herewith, or any of the transactions contemplated hereby or thereby and any such dispute shall be deemed to have arisen in the Commonwealth of Massachusetts. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

         10.7 Construction. The headings and captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. All Exhibits and Schedules attached are made a part hereof. Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.

         10.8 No Waiver. The failure of either party hereto to seek redress for any breach, or to insist upon the strict performance, of any covenant or condition of the Agreement by the other shall not be, or be deemed to be, a waiver of the breach or failure to perform nor prevent a subsequent act or omission in violation of, or not strictly complying with, the terms hereof from constituting a default hereunder.

         10.9 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.10 Invalidity. In the event that any one or more of the provisions, or any portion thereof, contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then such provision shall remain valid and enforceable to the maximum extent permitted by law. Such invalidity, illegality or unenforceability shall not affect any other provision, or any portion thereof, of this Agreement or any other such instrument.

         10.11 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         10.12 Representation by Counsel; Mutual Negotiation. Each party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's-length with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

         10.13 Confidential Information. Each party hereby agrees that such party and its representatives will hold in strict confidence all information and documents received from the other parties (the "Confidential Information") and, if the transactions herein contemplated shall not be consummated, each party will continue to hold the Confidential Information in strict confidence and will return to such other parties all such documents (including the exhibits and schedules hereto) then in such receiving party's possession without retaining copies thereof; provided, however, that each party's obligations under this Section 10.13 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the others or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or stockholders, as the case may be, which constitutes a breach of this Agreement, or that are required by the Bankruptcy Court or Bankruptcy Code or other applicable Requirement of Law to be disclosed.

         10.14 Remedies. Seller and Buyer hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, Seller or its successors or assigns, or Buyer or its successors or assigns, as the case may be, may, in addition to any other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal on their respective behalf, by their respective duly authorized officers, all as of the day and year first above written.

                                Aerovox Incorporated


                                By: /S/ ROBERT D. ELLIOTT
                                    ---------------------------------------
                                Name: Robert Elliott
                                Title: President


                                Parallax Power Components, LLC


                                By: /S/ NATHAN J. MAZUREK
                                   ----------------------
                                Name: Nathan J. Mazurek
                                Title: Authorized Person